EXHIBIT 3.1

PAGE 1
The First State

          I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “COMTECH TELECOMMUNICATIONS CORP.”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF DECEMBER, A.D. 2005, AT 7:37 O’CLOCK P.M.

          A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2113228 8100 051017157	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 4371018 DATE: 12-14-05

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:43 PM 12/13/2005
FILED 07:37 PM 12/13/2005
SRV 051017157 - 2113228 FILE

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

COMTECH TELECOMMUNICATIONS CORP.

          Comtech Telecommunications Corp., a Delaware corporation (the “Corporation”), does hereby certify as follows:

          FIRST: At a duly held meeting, the Board of Directors adopted resolutions proposing and declaring it advisable that the Certificate of Incorporation of the Corporation be amended by striking paragraph (a) of Article Fourth and substituting in lieu thereof the following:

“Fourth: (a) The aggregate number of shares which the Corporation shall have authority in issue is 102 million (102,000,000) shares, of which 100 million (100,000,000) shares shall be Common Stock, par value ten cents ($.10) (“Common Stock”), and Two Million (2,000,000) shares shall be Preferred Stock, par value ten cents ($.10) (“Preferred Stock”)”

          SECOND: The stockholders of the Corporation have duly adopted the foregoing amendment at the Annual Meeting of Stockholders duly called and held on December 6, 2005 in accordance with the provisions of Section 222 of the General Corporation Law of Delaware.

          THIRD: Such amendment to the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of Delaware.

          FOURTH: This amendment to the Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its name by its Chairman, Chief Executive Officer and President and attested to by its Secretary this 8th day of December, 2005 and the statements contained herein are affirmed as true under penalties of perjury.

COMTECH TELECOMMUNICATIONS CORP.

By:

Fred Kornberg
Chairman, Chief Executive Officer and President

ATTEST:

By:

Gail Segui Secretary